SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                  (Rule 13d-2)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 1)

                                  Tenneco Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    880349105
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 21 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  880349105                 13G/A                 Page 2 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Master Fund, Ltd. ("Master Fund")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,181,748
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,181,748
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,181,748
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                4.69%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 3 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Concentrated Master Fund, Ltd. ("Concentrated Fund")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                334,518
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                334,518
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                334,518
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.72%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 4 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Long Fund, L.P. ("Long Fund")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                12,838
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                12,838
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                12,838
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.03%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 5 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Partners II, L.P. ("ACPII")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                19,643
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                19,643
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                19,643
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.04%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 6 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Partners III, L.P. ("ACPIII")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                129,300
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                129,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                129,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.28%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 7 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Associates, L.L.C. ("Arience Associates")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                161,781
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                161,781
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                161,781
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.35%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 8 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience Capital Management, L.P. ("Arience Capital")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,688,719
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,688,719
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,688,719
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.77%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                 Page 9 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Arience GP, L.L.C. ("Arience GP")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,688,719
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,688,719
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,688,719
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.77%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                 13G/A                Page 10 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ms. Caryn Seidman-Becker ("Ms. Seidman Becker")
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,688,719
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,688,719
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,688,719
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.77%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  880349105                13G/A                  Page 11 of 21 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Tenneco Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     500 North Field Drive, Lake Forest, IL


Item 2(a).     Name of Person Filing:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i) Arience Capital Master Fund, Ltd. (the "Master Fund"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(ii) Arience Capital Concentrated Master Fund, Ltd. (the "Concentrated Fund"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(iii) Arience Capital Long Fund, L.P. (the "Long Fund"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(iv) Arience Capital Partners II, L.P. ("ACPII"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(v) Arience Capital Partners III, L.P. ("ACPIII"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(vi) Arience Capital Management, L.P. ("Arience Capital"), a Delaware limited partnership which serves as investment advisor to the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain other managed accounts, with respect to the Shares reported in this
         Schedule 13G/A held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and such other managed accounts managed by Arience Capital.

(vii) Arience Associates, L.L.C. ("Arience Associates"), a Delaware limited liability company which serves as general partner to the Long Fund, ACPII and ACPIII, with respect to the Shares reported in this Schedule 13G/A held by the Long Fund, ACPII and ACPIII.

(viii) Arience GP, L.L.C. ("Arience GP"), a Delaware limited liability company which serves as general partner to Arience Capital, with respect to the Shares reported in this Schedule 13G/A held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.

CUSIP No.  880349105                13G/A                 Page 12 of 21 Pages

(ix) Ms. Caryn Seidman-Becker ("Ms. Seidman Becker"), an individual who serves as the managing member of Arience Associates and Arience GP, with respect to the Shares reported in this Schedule 13G/A managed by Arience Capital and Arience Associates and held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

             The Master Fund:

             Goldman Sachs (Cayman) Trust Limited
             P.O. Box 896 GT
             Harbour Centre, Second Floor
             North Church Street
             George Town, Grand Cayman, KY1-1103
             Cayman Islands

             The Concentrated Fund:

             Citi Hedge Fund Services (Cayman) Limited
             P.O. Box 10293
             Cayman Corporate Center, 27 Hospital Road
             George Town, Grand Cayman, KY1-1003
             Cayman Islands

             The Long Fund, ACPII, ACPIII, Arience Capital, Arience Associates, Arience GP and Ms. Caryn Seidman-Becker:

             745 Fifth Avenue
             7th Floor
             New York, New York 10151
             United States of America



Item 2(c).     Citizenship:

         Delaware: The Long Fund, ACPII, ACPIII, Arience Capital, Arience Associates and Arience GP.

         Cayman Islands: The Master Fund and the Concentrated Fund.

         Ms. Caryn Seidman-Becker is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $.01 (the "Common Stock")


Item 2(e).  CUSIP Number:

      880349105

CUSIP No.  880349105                13G/A                 Page 13 of 21 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.   Ownership.

         Arience Capital, as investment advisor to the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts, has the power to direct the disposition and voting of the Shares held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts. Arience GP is the general partner of Arience Capital. Arience Associates is the general partner of the Long Fund, ACPII and ACPIII. Ms. Caryn Seidman-Becker is the managing member of Arience Associates and Arience GP, and in such capacity may be deemed to control Arience Associates and Arience Capital, and therefore may be deemed the beneficial owner of the securities held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.

         Each of the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII, Arience Associates, Arience Capital and Arience GP, disclaims beneficial ownership of all of the Shares of Common Stock reported in this 13G/A.

CUSIP No.  880349105                13G/A                 Page 14 of 21 Pages


         A. Master Fund

              (a) Amount beneficially owned: 2,181,748
              (b) Percent of class: 4.69% (*All percentages of beneficial ownership reported in this Schedule 13G/A are based on 46,565,899 shares of Common Stock issued and outstanding as of October 31, 2007, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission for the period ending September 30, 2007.)
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 2,181,748
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      2,181,748

         B. Concentrated Fund

              (a) Amount beneficially owned: 334,518
              (b) Percent of class: 0.72%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 334,518
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      334,518

         C. Long Fund
              (a) Amount beneficially owned: 12,838
              (b) Percent of class: 0.03%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 12,838
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      12,838

         D. ACPII
              (a) Amount beneficially owned: 19,643
              (b) Percent of class: 0.04%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 19,643
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      19,643

         E. ACPIII
              (a) Amount beneficially owned: 129,300
              (b) Percent of class: 0.28%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 129,300
                (iii) Sole power to dispose or direct the disposition: -0-

CUSIP No.  880349105                13G/A                 Page 15 of 21 Pages

                 (iv) Shared power to dispose or direct the disposition:
                      129,300

         F. Arience Associates
              (a) Amount beneficially owned: 161,781
              (b) Percent of class: 0.35%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 161,781
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      161,781

         G. Arience Capital
              (a) Amount beneficially owned: 2,688,719
              (b) Percent of class: 5.77%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 2,688,719
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      2,688,719

         H. Arience GP
              (a) Amount beneficially owned: 2,688,719
              (b) Percent of class: 5.77%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 2,688,719
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      2,688,719

         I. Ms. Seidman Becker
              (a) Amount beneficially owned: 2,688,719
              (b) Percent of class: 5.77%
              (c) Number of shares as to which the person has
                  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 2,688,719
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      2,688,719


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     See Item 4.

CUSIP No.  880349105                 13G/A                Page 16 of 21 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  880349105                 13G/A                Page 17 of 21 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2008

                               Arience Capital Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Concentrated Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Long Fund, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Partners II, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Partners III, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member

CUSIP No.  880349105                 13G/A                Page 18 of 21  Pages


                               Arience Capital Management, L.P.
                               By: Arience GP, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Associates, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                              Arience GP, L.L.C.

                              By:  /s/  Ms. Caryn Seidman-Becker
                                   ----------------------
                                   Ms. Caryn Seidman-Becker
                                   Managing Member

CUSIP No.  880349105                 13G/A                Page 19 of 21 Pages


                                LIST OF EXHIBITS
                                TO SCHEDULE 13G/A


                                                               Page
                                                               ----

1. Agreement to Make Joint Filing ............................  20

CUSIP No.  880349105                 13G/A                Page 20 of 21 Pages



                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  February 14, 2008



                               Arience Capital Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Concentrated Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Long Fund, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Partners II, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member

CUSIP No.  880349105                 13G/A                Page 21 of 21 Pages



                               Arience Capital Partners III, L.P.
                               By: Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Management, L.P.
                               By: Arience GP, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Associates, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience GP, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ----------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member